Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Applied Materials, Inc.:

We consent to the use of our reports dated December 13, 2019 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated December 13, 2019 refers to a change in the Company’s methods of accounting for revenue and intra-entity transfers of assets other than inventory in 2019 due to the adoption of new accounting standards.

/s/ KPMG LLP

Santa Clara, California
December 13, 2019